Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc.

Reports Strong Growth for

Fiscal 2009 Fourth Quarter and Full Year

– Keurig® Single-Cup Brewing System Drives Robust Sales and Earnings Growth –

– Fourth Quarter Net Sales up 65% and Net Income up 103% over Prior Year –

– Fiscal 2009 Net Sales up 61% and EPS up 95% over Prior Year –

– Company Raises Estimates for Fiscal Year 2010 EPS Growth –

WATERBURY, VT (November 11, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its results for the quarter and year ended September 26, 2009, reporting outstanding top and bottom line growth for both periods.

Net sales for the fourth quarter of fiscal 2009 were up 65% to $222.2 million as compared to $134.8 million reported in the fourth quarter of fiscal 2008.

Net income for the fourth quarter of fiscal 2009 increased 103% to $14.4 million or $0.34 per diluted share, from $7.1 million or $0.18 per diluted share in the fourth quarter of fiscal 2008.

For the fiscal year ended September 26, 2009, the Company recorded net sales of $803.0 million, up 61% from $500.3 million for the year ended September 27, 2008. Net income for fiscal 2009 increased 151% to $55.9 million, or $1.39 per diluted share, as compared to net income of $22.3 million, or $0.58 per diluted share for the prior year. Excluding the impact of the $17.0 million or $0.26 per diluted share Kraft patent litigation settlement recorded in the first quarter of fiscal 2009, non-GAAP fully diluted EPS totaled $1.13 per share for fiscal 2009, up 95% from $0.58 per diluted share for fiscal 2008.

During fiscal 2009’s fourth quarter, 463 million K-Cup® portion packs were shipped system-wide by all Keurig licensed roasters, up 70% over the year-ago quarter. For fiscal 2009, 1.6 billion K-Cup® portion packs were shipped system-wide by all Keurig licensed roasters, up 63% over the prior year. Supporting continued growth in K-Cup demand, there were 713,000 Keurig brewers shipped during the fourth quarter of fiscal 2009 compared to 314,000 shipped during the fourth quarter of fiscal 2008, and 2,341,000 Keurig brewers shipped during fiscal 2009 compared to 983,000 shipped in fiscal 2008.

Lawrence J. Blanford, GMCR’s President and CEO, said, “We are pleased with our very strong performance this past quarter and year, which continues an extended period of outstanding results. Our three-year compound annual growth rate for net sales is 53% and EPS is 68%. Today we are also raising our expectations for EPS for fiscal 2010 from prior estimates of $1.70 to $1.80 per share to a range of $1.75 to $1.85 per diluted share.”

Blanford continued, “GMCR is executing on its plans and running on all cylinders as the innovative and proprietary Keurig Single-Cup Brewing System continues to transform how consumers in North America prepare and enjoy their beverages. The resulting demand for K-Cups is fueling our growth. This past quarter, Keurig realized the highest ever quarterly year-over-year increase in K-Cup shipments since becoming part of GMCR in the third fiscal quarter of 2006. Our three-year compound annual growth rate for total system-wide K-Cup growth is 54%. As the Keurig brewer reaches more and more people, we are working to enhance its consumer appeal with some broader roast and taste profiles. Our Celestial Seasonings® Perfect Iced Teas were introduced in July, followed by two more products in the Café Escapes line and the exciting Donut House collection of K-Cups during this past quarter.”

Blanford concluded, “Speaking on behalf of the Board of Directors as well as the management team, what makes us particularly proud at GMCR is that we have achieved this financial success while staying true to our values as a socially and environmentally responsible company. Our culture has empowered us to effectively deal with the challenges of our tremendous growth because employees feel proud and motivated to be part of this effort. Collectively, our goal is to build stockholder value by providing consumers with an extraordinary coffee experience while helping to make a positive difference in the world. Looking forward, we are very excited about our prospects.”

Fiscal 2009 Fourth Quarter Financial Review

Net Sales

•

For the Keurig business unit, net sales for the fourth quarter of fiscal 2009, after the elimination of inter-company sales, were $122.9 million, up 95% from net sales of $63.2 million in the fourth quarter of fiscal 2008. About half of the increase in Keurig’s net sales this past quarter was due to the 121% increase in K-Cup sales primarily to retailers as well as to consumers from Keurig.com. Dollar net sales of At Home Single-Cup brewers and accessories contributed over 40% of the increase in total Keurig business unit net sales this quarter. In addition, royalty income from the sale of K-Cups® from third party licensed roasters increased approximately $2.9 million over last year’s fourth fiscal quarter and totaled $9.9 million.

•

For the Specialty Coffee business unit (previously called the Green Mountain Coffee segment), net sales for the fourth quarter of fiscal 2009 grew 39% to $99.3 million, after the elimination of inter-company sales, as compared to $71.7 million reported in the fourth quarter of fiscal 2008. Dollar net sales growth was strongest in channels that benefit from sales of K-Cup portion packs including retail reseller, supermarket, consumer direct and office coffee channels. Coffee, tea and hot cocoa pounds shipped increased 47% this quarter over the prior period and totaled 12.1 million pounds. Fair Trade coffees represented 30% percent of coffee pounds shipped.

Costs, Margins and Income

•

Cost of sales increased to 68.3% of total net sales compared to 65.6% for the corresponding quarter last year. The increase over last year is primarily due to the significant increase in sales of Keurig At Home Single-Cup brewers, which are sold at approximately cost, as part of the Company’s strategy to drive demand for our K-Cup portion packs by increasing the installed base of Keurig brewers.

•

Selling, general and administrative expenses (SG&A) improved as a percentage of net sales by 450 basis points to 20.3% from 24.8% in the prior year quarter. This improvement was primarily the result of leveraging selling and organizational resources on a higher sales base.

•

As a result of this SG&A leverage, the Company increased its operating income by 96% to $25.3 million in the fourth quarter of fiscal 2009, as compared to $13.0 million reported in the fourth quarter of fiscal 2008. Operating margins significantly improved as a percentage of net sales to 11.4% from 9.6% in the prior year period.

•	Interest expense was $1.2 million and $1.3 million in the fourth quarter of fiscal 2009 and fiscal 2008, respectively.

•	Income before taxes for the fourth quarter of fiscal 2009 increased 104% to $23.8 million as compared to $11.7 million reported in the fourth quarter of fiscal 2008.

•	The Company’s tax rate was 39.6% as compared to 39.2% in the prior year quarter.

•	Net income for the fourth quarter of fiscal 2009 was $14.4 million or 6.5% of net sales as compared to $7.1 million or 5.3% in the corresponding quarter last year.

Balance Sheet Highlights

•

Accounts receivable increased 67% year-over-year to $91.6 million at September 26, 2009, from $54.8 million at September 27, 2008, as a result of continuing strong sales during the fourth quarter of fiscal 2009.

•

Inventories increased 61% year-over-year to $137.3 million at September 26, 2009, from $85.3 million at September 27, 2008, reflecting the Company’s effort to ensure both efficiencies and sufficient inventories of brewers and K-Cups for the holiday season of fiscal 2010 to meet anticipated strong consumer demand.

•

Long-term debt decreased to $73.0 million at September 26, 2009, from $123.5 million at September 27, 2008 as a portion of the proceeds received from the public offering of 5,750,000 shares of the Company’s common stock on August 12, 2009 were used to pay down debt. Cash flow from operations in the fourth quarter funded this quarter’s increase in inventories and other working capital needs.

•	Cash and short-term cash investments were $292.0 million at September 26, 2009, up from $1.0 million at September 27, 2008, due to the proceeds from the offering of common stock.

Business Outlook and Other Forward-Looking Information

Revised Certain Company Estimates for Fiscal Year 2010:

•	Total consolidated net sales growth of 50% to 55%, up from prior estimates of 45% to 50%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 68% to 73%, up from prior estimates of 65% to 70%.

•

An operating margin in the range of 11.2% to 11.7%, including $6 million or $0.08 per diluted share for non-cash amortization expenses related to the identifiable intangibles of the Company’s acquisitions, up from fiscal 2009’s operating margin of 9.8% excluding the impact of the $17 million Kraft patent litigation settlement.

•	Interest expense of $4.0 million to $5.0 million

•	A tax rate of 39.2% as compared to 38.2% in fiscal 2009.

•

Fully diluted GAAP earnings per share in the range of $1.75 to $1.85 per share, including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $6 million or approximately $0.08 per share, up from prior estimates of $1.70 to $1.80 per share.

First Issue of Company Estimates Relating to Balance Sheet and Cash Flow for Fiscal Year 2010:

•	Capital expenditures for fiscal 2010 in the range of $90 to $110 million.

•	Depreciation and amortization expenses in the range of $38 to $42 million including $6 million for amortization of identifiable intangibles.

First Issue of Company Estimates for First Quarter Fiscal Year 2010:

•	Total consolidated net sales growth of 61% to 66%.

•

An operating margin in the range of 3.8% to 4.3%. The Company anticipates selling and marketing expenses as a percentage of net sales during the first quarter of fiscal 2009 to be about the same as a year ago excluding the impact of the $17 million or $0.26 per diluted share Kraft patent litigation settlement. Operating margins are expected to be similar to year ago due to the planned increase in net sales of At Home Single-Serve Keurig brewers with no contribution to gross margins.

•

Fully diluted GAAP earnings per share in the range of $0.11 to $0.15 per share. This compares to the prior year fully diluted GAAP earnings per share of $0.37 per share and non-GAAP fully diluted earnings per share of $0.10 per share excluding the impact of the $17 million or $0.26 per diluted share Kraft patent litigation settlement

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006, the acquisition of Tully’s wholesale business and brands completed on March 27, 2009, and one-time operating income related to the settlement of the Company’s Kraft litigation. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GMCR.com. The Company archives the latest conference call on the Investor Relations section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, Passcode 4246067 from 9:00 PM ET on November 11th through 9:00 PM ET on Monday, November 16, 2009.

GMCR routinely posts information that may be of importance to investors in the Investor Services section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Green Mountain Coffee Roasters, Inc.

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Green Mountain Coffee®, Tully’s Coffee®, , and Newman’s Own® Organics coffee. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed brands, including Green Mountain Coffee, and Tully’s. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.GreenMountainCoffee.com and www.Keurig.com for more information.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Specialty Coffee business unit, the Company’s success in introducing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

– Tables Follow –

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended 9/26/09	Thirteen weeks ended 9/27/08	Fifty- two weeks ended 9/26/09	Fifty-two weeks ended 9/27/08
Net sales	$222,205	$134,835	$803,045	$500,277
Cost of sales	151,853	88,426	553,281	323,372

Gross profit	70,352	46,409	249,764	176,905

Selling and operating expenses	31,077	22,687	123,948	92,182
General and administrative expenses	13,938	9,755	47,103	39,032
Patent litigation (settlement) expense	—	1,011	(17,000)	3,279

Operating income	25,337	12,956	95,713	42,412

Other income (expense)	(338)	(7)	(662)	(235)
Interest expense	(1,199)	(1,290)	(4,693)	(5,705)

Income before income taxes	23,800	11,659	90,358	36,472

Income tax expense	(9,425)	(4,571)	(34,476)	(14,173)

Net income	$14,375	$7,088	$55,882	$22,299

Basic income per share:
Weighted average shares outstanding	40,581,045	36,346,410	37,993,196	35,924,697
Net income	$0.35	$0.20	$1.47	$0.62
Diluted income per share:
Weighted average shares outstanding	42,800,588	38,557,712	40,123,553	38,347,170
Net income	$0.34	$0.18	$1.39	$0.58

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	September 26, 2009	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$241,811	$804
Restricted cash and cash equivalents	280	161
Short-term investments	50,000	—
Receivables, less allowances of $4,792 and $3,002 at September 26, 2009, and September 27, 2008, respectively	91,559	54,782
Inventories	137,294	85,311
Other current assets	6,706	4,886
Deferred income taxes, net	10,151	6,146

Total current assets	537,801	152,090

Fixed assets, net	135,981	97,678
Intangibles, net	36,478	29,396
Goodwill	99,600	73,953
Other long-term assets	3,979	4,531

Total assets	$813,839	$357,648

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,030	$33
Accounts payable	76,961	43,821
Accrued compensation costs	17,264	11,669
Accrued expenses	18,570	14,645
Income tax payable	2,971	2,079
Other short-term liabilities	3,257	673

Total current liabilities	124,053	72,920

Long-term debt	73,013	123,517

Deferred income taxes, net	26,599	21,691

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized—1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized—60,000,000 shares; Issued – 43,603,684 and 41,690,466 shares at September 26, 2009, and September 27, 2008, respectively	4,360	4,169
Additional paid-in capital	450,596	61,987
Retained earnings	137,162	81,280
Accumulated other comprehensive loss	(1,870)	(419)
ESOP unallocated shares, at cost – 12,687 and 27,194 shares at September 26, 2009, and September 27, 2008, respectively	(74)	(161)
Treasury shares, at cost— 0 and 5,208,993 shares at September 26, 2009, and September 27, 2008, respectively	—	(7,336)

Total stockholders’ equity	590,174	139,520

Total liabilities and stockholders’ equity	$813,839	$357,648

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Fifty-two weeks ended September 26, 2009	Fifty-two weeks ended September 27, 2008
Cash flows from operating activities:
Net income	$55,882	$22,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,987	13,500
Amortization of intangibles	5,318	4,812
Loss on disposal of fixed assets	679	201
Provision for doubtful accounts	243	1,159
Loss on futures derivatives	264	6
Deferred compensation and stock compensation	6,819	6,455
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	(399)	(386)
Excess tax benefits from equity-based compensation plans	(10,761)	(6,168)
Deferred income taxes	1,683	549
Contributions to the ESOP	1,000	200
Tax expense from allocation of ESOP shares	(3)	(61)
Changes in assets and liabilities:
Receivables	(37,020)	(16,568)
Inventories	(49,792)	(46,402)
Income tax payable	11,653	6,804
Other current assets	(1,850)	(1,882)
Other long-term assets, net	1,769	(660)
Accounts payable	25,834	8,667
Accrued compensation costs	5,595	4,642
Accrued expenses	3,597	4,779

Net cash provided by operating activities	38,498	1,946

Cash flows from investing activities:
Acquisition of certain assets of Tully’s Coffee Corporation	(41,361)	—
Purchases of short-term investments	(50,000)	—
Capital expenditures for fixed assets	(48,298)	(48,718)
Proceeds from disposal of fixed assets	162	407

Net cash used for investing activities	(139,497)	(48,311)

Cash flows from financing activities:
Net change in revolving line of credit	(95,500)	33,500
Proceeds from issuance of common stock	378,046	5,653
Excess tax benefits from equity-based compensation plans	10,761	6,168
Proceeds from borrowings of long-term debt	50,000	—
Deferred financing fees	(1,084)	(907)
Repayment of long-term debt	(217)	(63)

Net cash provided by financing activities	342,006	44,351

Net increase (decrease) in cash and cash equivalents	241,007	(2,014)
Cash and cash equivalents at beginning of period	804	2,818

Cash and cash equivalents at end of period	$241,811	$804

Fixed asset purchases included in accounts payable and not disbursed at the end of each period:	$12,509	$5,203

Noncash financing activity:
Debt assumed in conjunction with acquisition of Tully’s	$210	$—